77c

Shareholder meeting results (Unaudited)
November 19, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as single class*, as follows:

      Votes for 		Votes withheld
Ravi Akhoury 			2,566,689,700 	3,929,918
Jameson A. Baxter 		2,566,704,258 	3,915,360
Charles B. Curtis 		2,566,702,967 	3,916,651
Robert J. Darretta 		2,566,745,632 	3,873,986
Myra R. Drucker 		2,566,694,748 	3,924,870
John A. Hill 			2,566,712,158 	3,907,460
Paul L. Joskow 			2,566,754,802 	3,864,816
Elizabeth T. Kennan**    	2,566,690,713 	3,928,905
Kenneth R. Leibler 		2,566,733,552 	3,886,066
Robert E. Patterson 		2,566,763,419 	3,856,199
George Putnam, III 		2,566,693,850 	3,925,768
Robert L. Reynolds 		2,566,757,540 	3,862,078
W. Thomas Stephens 		2,566,760,127 	3,859,491
Richard B. Worley 		2,566,734,621 	3,884,997

* Reflects votes with respect to the election of Trustees by funds of the Trust through January 15, 2010.

** Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

All tabulations are rounded to the nearest whole number.